Exhibit 23(d)(3)(2)

September 30, 2005

Board of Directors of the AHA Investment Funds, Inc.

190 South LaSalle Street, Suite 2800

Chicago, Illinois 60603

Board of Trustees of the CNI Charter Funds

400 North Roxbury Drive

Beverly Hills, California 90210

Ladies and Gentlemen:

For a one year period beginning on the later of September 30, 2005 or the closing date of the reorganization between AHA Investment Funds, Inc. and CNI Charter Funds, CCM Advisors, LLC hereby agrees to limit its fees and/or reimburse expenses to each of the AHA Limited Maturity Fixed Income Fund, AHA Full Maturity Fixed Income Fund, AHA Diversified Equity Fund, and AHA Socially Responsible Equity Fund, each a series of CNI Charter Funds to the extent necessary to maintain the Class A and Class I Total Annual Fund Operating Expenses for each Fund at the rates shown below.

Name of Fund	Share Class	Fee Rate
AHA Limited Maturity Fixed Income Fund	Class A Class I	1.00% 0.75%
AHA Full Maturity Fixed Income Fund	Class A Class I	1.05% 0.80%
AHA Diversified Equity Fund	Class A Class I	1.26% 1.01%
AHA Socially Responsible Equity Fund	Class A Class I	1.29% 1.04%

Very truly yours,

CCM ADVISORS, LLC

By: /s/ Timothy G. Solberg

Agreed and accepted by

AHA INVESTMENT FUNDS, INC.

on behalf of AHA Limited Maturity Fixed Income Fund, AHA Diversified Equity Fund, AHA Full Maturity Fixed Income Fund, AHA Socially Responsible Equity Fund

By: /s/ Savitri P. Pai